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                                                                 EXHIBIT 10 (aq)

                                    AGREEMENT

            This agreement, dated as of the 24th day of October, 2005 (the "Agreement"), is by and between Marsh Supermarkets, Inc., an Indiana corporation (the "Corporation"), and John C. Elbin (the "Executive").

            WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication of the Executive and to encourage the Executive's full and undivided attention and dedication to the Corporation; and

            WHEREAS, the Committee has determined that entering into this Agreement will promote the foregoing objectives;

            NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, THE PARTIES AGREE AS
FOLLOWS:

            SECTION 1. EMPLOYMENT PERIOD. The Corporation hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the expiration of the Change of Control Period (the "Employment Period"). The Employment Period shall terminate upon the termination of Executive's employment for any reason.

            SECTION 2. TERMS OF EMPLOYMENT. (a) Position and Duties. (1) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

            (2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full time and attention during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on non-public corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments or attend to family matters, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date and disclosed to the Board or the Committee, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

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            (b) COMPENSATION. (1) BASE SALARY. During the Employment Period, the
Executive shall receive an annual base salary (the "Annual Base Salary") at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Corporation in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Corporation pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to the Annual Base Salary as so increased.

            (2) ANNUAL BONUS. In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash up to the Executive's target bonus (which shall not be less than the current target bonus of 50% of Annual Base Salary) most recently established before the Effective Date under the Corporation's Management Incentive Plan, or under any successor plan (the "Target Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

            (3) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans (other than any supplemental executive retirement plans), practices, policies, and programs applicable generally to other peer executives of the Corporation, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Corporation for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

            (4) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Corporation (including, without limitation, medical, prescription, dental, disability, vision, group life plans and programs) to the extent applicable generally to other peer executives of the Corporation, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date.

            (5) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Corporation in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date.

            (6) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, in accordance with the most favorable plans, practices, programs and policies of the Corporation in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date.

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            (7) OFFICE AND SUPPORT STAFF. During the Employment Period, the
Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Corporation at any time during the 90-day period immediately preceding the Effective Date.

            (8) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date

            SECTION 3. TERMINATION OF EMPLOYMENT. (a) Death or Disability. The Executive's employment shall terminate automatically if the Executive dies during the Employment Period. If the Corporation determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability"), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. "Disability" means the absence of the Executive from the Executive's duties with the Corporation on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative.

            (b) CAUSE. The Corporation may terminate the Executive's employment during the Employment Period for Cause. "Cause" means:

            (1) the willful and continued failure of the Executive to perform substantially the Executive's obligations hereunder, including his duties (as contemplated by Section 2(a)(1)(A)) with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Corporation that specifically identifies the manner in which the Board or the Chief Executive Officer of the Corporation believes that the Executive has not substantially performed the Executive's duties, or

            (2) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation.

For purposes of this Section 3(b), no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the written instructions of the Chief Executive Officer of the Corporation or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a

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majority of both the entire membership of the Board and the non-employee members of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 3(b)(1) or 3(b)(2), and specifying the particulars thereof in detail.

            (c) GOOD REASON. During the Employment Period, the Executive's employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. "Good Reason" means:

            (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Corporation's ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

            (2) any failure by the Corporation to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

            (3) the Corporation's requiring the Executive to be based at any office or location other than as provided in Section 2(a)(1)(B);

            (4) any purported termination by the Corporation of the Executive's employment otherwise than as expressly permitted by this Agreement; or

            (5) any failure by the Corporation to comply with and satisfy
      Section 9(c).

For purposes of this Section 3(c), any good faith determination of Good Reason made by the Executive with respect to termination of employment during the Employment Period shall be conclusive. The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive's ability to terminate employment for Good Reason.

            (d) NOTICE OF TERMINATION. Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). "Notice of Termination" means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Corporation's respective rights hereunder.

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            (e) DATE OF TERMINATION. "Date of Termination" means (1) if the
Executive's employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination, and (3) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            SECTION 4. OBLIGATIONS OF THE CORPORATION UPON TERMINATION. (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR GOOD REASON. If, during the Employment Period, the Corporation terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good
Reason:

            (1) the Corporation shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                  (A) the sum of (i) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) any earned Annual Bonus for the current fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, and (iii) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the "Accrued Obligations");

                  (B) the amount equal to the product of (i) two and (ii) the sum of (x) Executive's $5,000 per annum car allowance, (y) the Executive's Annual Base Salary, and (z) the higher of (I) the Target Bonus and (II) the Annual Bonus actually paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year before the Date of Termination, if any (such higher amount, the "Highest Annual Bonus"); and

      (2) for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Corporation shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(4) and Section 2(b)(6), as applicable, if the Executive's employment had not been terminated (or, at the election of the Corporation, pay Executive a lump sum cash benefit equal to the present value of such benefits), provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until one year after the Date of Termination and to have retired on the last day of such period; and provided, further, that the period of the continuation coverage required by Section

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4980B of the Internal Revenue Code of 1986, as amended (the "Code") shall run concurrently with the continued coverage under this Section 4(a)(2);

      (3) to the extent not theretofore paid or provided, the Corporation shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the

Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Corporation (such other amounts and benefits, the "Other Benefits").

            (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Corporation shall provide the Executive's estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term "Other Benefits" as utilized in this Section 4(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 90-day period immediately preceding the Effective Date.

            (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Corporation shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term "Other Benefits" as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Corporation to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date.

            (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated for Cause during the Employment Period, the Corporation shall provide to the Executive (1) the Executive's Annual Base Salary through the Date of Termination, (2) the amount of any compensation previously deferred by the Executive, and (3) the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Corporation shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

            SECTION 5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Corporation and for which the Executive may qualify and be eligible, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Corporation or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Corporation at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly

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modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Corporation, unless otherwise specifically provided therein in a specific reference to this Agreement.

            SECTION 6. FULL SETTLEMENT. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Corporation agrees to pay as incurred (within 10 days following the Corporation's receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

            SECTION 7. CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION.

            (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments do not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a)(1)(B), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7(a). The Corporation's obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive's termination of employment.

            (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm (other than Ernst & Young LLP) as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such

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earlier time as is requested by the Corporation. In the event that the
Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this
Section 7, shall be paid by the Corporation to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

            (c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that the Corporation desires to contest such claim, the Executive shall:

            (1) give the Corporation any information reasonably requested by the Corporation relating to such claim,

            (2) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

            (3) cooperate with the Corporation in good faith in order effectively to contest such claim, and

            (4) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 7(c), the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the

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Corporation directs the Executive to pay such claim and sue for a refund, the
Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 7(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) Notwithstanding any other provision of this Section 7, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

            (f) Definitions. The following terms shall have the following meanings for purposes of this Section 7.

            (i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

            (ii) The "Net After-Tax Amount" of a Payment shall mean the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Executive's taxable income for the taxable year in which the Payment is made.

            (iii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

            (iv) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

            (v) The "Safe Harbor Amount" means the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

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

            (vi) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Finn using the discount rate required by Section 2800(d)(4) of the Code.

            SECTION 8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive's employment by the Corporation and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those persons designated by the Corporation. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

            SECTION 9. SUCCESSORS. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Corporation, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Except as provided in Section 9(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Corporation.

            (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. "Corporation" means the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

            SECTION 10. CERTAIN DEFINITIONS. (a) "Effective Date" means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs within the Change of Control Period and if the Executive's employment with the Corporation is terminated by the Corporation for any reason other than Cause, Disability or death within nine (9) months prior to the date on which the Change of Control occurs, but after the Corporation has taken steps reasonably calculated to result in a Change of Control (for example retaining an investment banking firm or commencing a sale process), then "Effective Date" means the date immediately prior to the date of such termination of employment.

            (b) "Change of Control Period" means the period commencing on the date hereof and ending on the first anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the "Renewal Date"), unless the Executive's employment has been previously terminated, the Change of Control Period shall be extended so as to terminate one year from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Corporation shall have given notice to the Executive that the Change of Control Period shall not be so extended. Notwithstanding the foregoing, the Corporation shall not be permitted to give any such non-renewal notice if the Corporation

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

is, at the time of such notice, considering or contemplating any transaction that could result in a Change of Control during the next 12 months;

            (c) "Change of Control" means any of the following:

            (1) any person or "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation or a wholly-owned subsidiary thereof or any employee benefit plan of the Corporation or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Corporation's securities having 35% or more of the combined voting power of the then-outstanding voting securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business); or

            (2) during any period of two consecutive years, individuals who, at the beginning of any such period constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof unless the election, or nomination for election by the Corporation's shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds o the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period; or

            (3) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Corporation or any successor corporation or any entity entitled to vote generally in the election of directors of the Corporation or such other corporation or entity after such transaction are held in the aggregate by the holders of the Corporation's securities entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction.

            SECTION 11. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                   if to the Executive:   John C. Elbin
                                          2437 Turning Leaf Lane
                                          Carmel, IN 46032

                   if to the Corporation: Marsh Supermarkets, Inc.
                                          9800 Crosspoint Boulevard
                                          Indianapolis, IN 46256-3350
                                          Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Corporation may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Corporation's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, Including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 3(c)(l) through 3(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation prior to the Effective Date is "at will" and, subject to Section 10(a), the Executive's employment may be terminated by either the Executive or the Corporation at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Committee, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                              EXECUTIVE

                                              /s/ John C. Elbin
                                              ---------------------------------
                                                  John C. Elbin

MARSH SUPERMARKETS, INC.

By /s/ Don E. Marsh
   ------------------------------------------
   Name:  Don E. Marsh
   Title: Chairman of the Board and Chief
          Executive Officer

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